                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)*


                           Eagle USA Airfreight, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  270018 10 4
                  --------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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----------------------                                         -----------------
CUSIP NO.  270018 10 4                                         PAGE 2 OF 5 PAGES
----------------------                                         -----------------

================================================================================
      1         NAME OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         James R. Crane
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                         Not applicable                               (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         CITIZENSHIP OR PLACE OF ORGANIZATION
                         U.S.

--------------------------------------------------------------------------------
                        5          SOLE VOTING POWER
                                            8,263,478

      NUMBER OF     ------------------------------------------------------------
       SHARES           6          SHARED VOTING POWER
    BENEFICIALLY                            None
      OWNED BY
        EACH        ------------------------------------------------------------
      REPORTING         7          SOLE DISPOSITIVE POWER
       PERSON                               8,263,478
        WITH
                    ------------------------------------------------------------
                        8          SHARED DISPOSITIVE POWER
                                            None

--------------------------------------------------------------------------------
      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         8,263,478

--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*
                         Not applicable

--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                         44.3%

--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*
                         IN

================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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
ITEM 1.

    Item 1(a)             Name of Issuer:                         Eagle USA Airfreight, Inc.

    Item 1(b)             Address of Issuer's                     15350 Vickery Drive
                          Principal Executive Offices:            Houston, Texas  77032

ITEM 2.

    Item 2(a)             Name of Person Filing:                  James R. Crane

    Item 2(b)             Address of Principal                    3214 Lodestar
                          Business Office:                        Houston, Texas  77032

    Item 2(c)             Citizenship:                            U.S.

    Item 2(d)             Title of Class of Securities:           Common Stock

    Item 2(e)             CUSIP Number:                           270018 10 4


ITEM 3.                   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b),
                          OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:


                          (a) [ ]     Broker or dealer registered under Section 15 of the Act

                          (b) [ ]     Bank as defined in Section 3(a)(6) of the Act

                          (c) [ ]     Insurance Company as defined in Section 3(a)(19) of the Act

                          (d) [ ]     Investment Company registered under Section 8 of the
                                      Investment Company Act

                          (e) [ ]     Investment Adviser registered under Section 203 of the
                                      Investment Advisers Act of 1940

                          (f) [ ]     Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                                      1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

                          (g) [ ]     Parent Holding Company, in accordance with Section
                                      240.13d-1(b)(ii)(G) (Note: See Item 7)

                          (h) [ ]     Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

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ITEM 4.                   OWNERSHIP

                          (a)      Amount Beneficially Owned: 8,263,478

                          (b)      Percent of Class:          44.3%

                          (c)      Number of shares as to which such person has:

                                   (i)   Sole power to vote or to direct the vote:          8,263,478

                                   (ii)  Shared power to vote or to direct the vote:             None

                                   (iii) Sole power to dispose or to direct the
                                         disposition of:                                    8,263,478

                                   (iv)  Shared power to dispose or to direct the
                                         disposition:                                            None

ITEM 5.                   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                          Not Applicable

ITEM 6.                   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                          ANOTHER PERSON

                          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                          Not Applicable

ITEM 8.                   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                          GROUP

                          Not Applicable

ITEM 9.                   NOTICE OF DISSOLUTION OF GROUP

                          Not Applicable

ITEM 10.                  CERTIFICATION

                          Not Applicable

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 12, 1999


                                       /s/ James R. Crane
                                 -----------------------------------
                                           James R. Crane